Exhibit (a)(1)(E)

Confirmation E-mail to Employees who Elect to Participate in the Offer to Exchange

Certain Outstanding Options and Stock Appreciation Rights for New Stock Appreciation Rights

Echelon Corporation has received your election form dated [                        , 2008], by which you elected to have some or all of your outstanding eligible awards (those options and stock appreciation rights that were granted under our 1997 Stock Plan and remain outstanding and unexercisable through the expiration of this offer) cancelled in exchange for new stock appreciation rights (“new SARs”), subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to some or all of your eligible awards by completing and signing the withdrawal form which was provided to you previously. A properly completed and signed copy of the withdrawal form must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 9:00 p.m., Pacific Time, on the offer’s expiration date, currently expected to be December 17, 2009, by:

Marsha Larsen

Echelon Corporation

550 Meridian Avenue

Office # A3119

San Jose, CA 95126

Fax: (408) 790-3520

E-mail: mlarsen@echelon.com

You also may elect to include additional eligible awards in the offer by submitting a new election form that lists all the eligible awards you wish to have included in the offer. Only responses that are complete, signed, and actually received by Marsha Larsen by the deadline will be accepted. Responses must be submitted by facsimile, e-mail or hand delivery. Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options and Stock Appreciation Rights for New Stock Appreciation Rights (referred to as the “Offer to Exchange”) and the other offer documents to any of the following:

Kathleen B. Bloch Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5382	Mike Marszewski Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5230	Marcia Pugsley Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5213

Please note that our receipt of your election form is not by itself an acceptance of the awards for exchange. For purposes of the offer, Echelon will be deemed to have accepted eligible awards for exchange that are validly tendered and not properly withdrawn as of when Echelon gives oral or written notice to the award holders generally of its acceptance for exchange of such awards, which notice may be made by press release, e-mail or other method of communication. Echelon’s formal acceptance of the properly tendered awards is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover e-mail from M. Kenneth Oshman, dated November 19, 2008; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or on Echelon’s website at www.echelon.com/company/investor/exchange.

Confirmation E-mail to Employees who Withdraw

their Options and Stock Appreciation Rights from the Offer

Echelon Corporation has received your withdrawal form dated [                        , 2008], by which you rejected Echelon’s offer to exchange some or all of your outstanding eligible awards for new stock appreciation rights (“new SARs”). Please note that eligible awards you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election form previously submitted by you.

If you change your mind and decide that you would like to participate in this offer, you must submit a new, properly completed and signed copy of the election form, which must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 9:00 p.m., Pacific Time, on the offer’s expiration date, currently expected to be December 17, 2008, by:

Marsha Larsen

Echelon Corporation

550 Meridian Avenue

Office # A3119

San Jose, CA 95126

Fax: (408) 790-3520

E-mail: mlarsen@echelon.com

If you submit a new election form, any previously submitted election form will be disregarded, so your new election form must list all eligible awards you wish to exchange. Only responses that are complete, signed and actually received by Marsha Larsen by the deadline will be accepted. Responses must be submitted by facsimile, e-mail or hand delivery. Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options and Stock Appreciation Rights for New Stock Appreciation Rights (referred to as the “Offer to Exchange”) and the other offer documents to any of the following:

Kathleen B. Bloch Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5382	Mike Marszewski Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5230	Marcia Pugsley Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5213

This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover e-mail from M. Kenneth Oshman, dated November 19, 2008; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or on Echelon’s website at www.echelon.com/company/investor/exchange.